Exhibit 10.07

AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the _29th day of _December, 2006 by and between Caraustar Industries, Inc., a North Carolina corporation (the “Company”) and (Employee Name) (“Executive”).

Background Statement

The Company considers the establishment and maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company and its shareholders. In addition, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise, and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. The Board (as defined in Section l(a)) has therefore determined that it is in the best interests of the Company and its shareholders to secure Executive’s continued services and to ensure Executive’s continued dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section l(c)) of the Company, and has authorized the Company to enter into this Agreement. This Agreement amends, restates and replaces the Change in Control Agreement by and between the Company and Executive dated November 7, 2005 as amended, (the “Prior Agreement”) for the purpose of complying with Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Treasury or Internal Revenue Service guidance issued thereunder (“Section 409A”). The effective date of this Agreement is January 1, 2005 or, if later, the effective date of the Prior Agreement. Any compensation paid under this Agreement is intended to satisfy the requirements of Section 409A or be exempt from Section 409A and this Agreement shall be interpreted to effectuate that intent.

Statement of Agreement

NOW, THEREFORE, the Company and Executive hereby agree as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Board” means the Board of Directors of the Company.

(b)

“Cause” means (i) the willful and continued failure of Executive substantially to perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after the Board delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, (ii) the commission of an act by Executive constituting dishonesty or fraud against the Company, (iii) Executive’s conviction of or entering of a guilty or no contest plea with respect to a felony, (iv) habitual absenteeism, chronic alcoholism or any other form of substance abuse by Executive, or (v) the commission of an act by

Executive involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or any of its affiliates. For purposes of this Section l(b), no act or failure to act by Executive shall be considered “willful.”

(c)	unless done or omitted to be done by Executive in bad faith and without reasonable belief that such act or failure to act was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, the advice of counsel for the Company or the instructions of the Company’s chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until (x) there has been a meeting of the Board, held after reasonable notice to Executive, at which Executive, together with counsel, is afforded a reasonable opportunity to be heard and (y) the Company has delivered to Executive a copy of a resolution, duly adopted by three quarters (3/4) of the entire Board (excluding Executive if Executive is a Board member) at or after such meeting, finding that an event described in one of clauses (i) through (v) has occurred and specifying the particulars thereof.

(d)	“Change in Control” means the occurrence of any one of the following events:

(i)	individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least two thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”): provided, however, that such event shall not be deemed to be a Change in Control by virtue of any acquisition of Company Voting Securities (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in Section l(c)(iii)), (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or by any group of persons including Executive); or (F) pursuant to or in connection with a transaction (other than a Business Combination) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that such transaction does not constitute a Change in Control under this Section l(c)(ii);

(iii)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or for an issuance of securities in or in connection with the transaction (a “Business Combination”), unless immediately following such Business Combination (A) more than 50% of the total voting power of the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”) or, if there is no Parent Corporation, the corporation resulting from such Business Combination (the “Surviving Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan or related trust sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination that satisfies all of the criteria specified in clauses (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”): or

(iv)	the Company acts upon a plan of complete liquidation or dissolution of the Company approved by the shareholders of the Company or effects a sale of all or substantially all of the Company’s assets approved by the shareholders of the Company.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of an acquisition or a series of acquisitions of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; however, if such person thereafter becomes the beneficial owner of additional Company Voting Securities that increase the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then be deemed to occur.

(e)	“Date of Termination” means, subject to Section 1(1), (i) the effective date on which Executive’s employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 9 or (ii) if Executive’s employment by the Company terminates by reason of death or Disability, the date of death or Disability of Executive.

(f)	“Disability” means termination of Executive’s employment by the Company due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness.

(g)	“Good Reason” means the occurrence of any of the following events, without Executive’s express written consent, after a Change in Control:

(i)	any change in the duties or responsibilities (including reporting responsibilities) of Executive that is materially and adversely inconsistent with Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or a material and adverse change in Executive’s titles or offices with the Company as in effect immediately prior to such Change in Control;

(ii)	a reduction by the Company in Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as it may be increased from time to time thereafter, except for any reduction as part of across-the-board salary reductions similarly affecting all management personnel of the Company;

(iii)	any requirement of the Company that Executive be based anywhere more than 50 miles from the office where Executive is located at the time of the Change in Control;

(iv)	any purported termination of Executive’s employment that is not effectuated pursuant to Section 9(b) (and that therefore will not constitute a termination hereunder); or

(v)	the failure of the Company to obtain any assumption (and, if applicable, guarantee) agreement from the Surviving Corporation (and the Parent Corporation) required by Section 8(b).

An action taken in good faith and remedied by the Company within thirty days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to payment pursuant to Section 4(a) upon termination of employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness, nor shall Executive’s continued employment constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason except that no event shall constitute Good Reason unless Executive provides notice of termination of employment within 90 days following Executive’s knowledge of the occurrence thereof.

(h)	“Qualifying Termination” means a termination of Executive’s employment (i) by the Company other than for Cause or on account of death, Disability or Retirement or (ii) by Executive for Good Reason.

(i)	“Retirement” means Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to Executive with Executive’s written consent.

(j)	“Specified Employee” means on any date in the applicable period, any employee of the Company or any affiliate of the Company that would be considered a single employer with the Company under Section 414(a) or (b) of the Internal Revenue Code of 1986, as amended, (the “Code”) who was a “key employee” within the meaning of Section 416(i) of the Code (without regard to paragraph (5) thereof) at any time during the 12-month period ending on the identification date. For the period beginning January 1, 2005 and ending March 30, 2006, the identification date is December 31, 2004. Thereafter, the applicable period is each 12-month period beginning on April 1, 2006 and each subsequent April 1 and the identification date for each such period is the immediately preceding December 31. For example, for the period beginning April 1, 2006, the identification date is December 31, 2005. Specified Employees shall be determined in accordance with Section 409A.

(k)	“Subsidiary” means any corporation or other entity of which the Company has a direct or indirect ownership interest in 50% or more of the total combined voting power of the hen outstanding securities or interests entitled to vote generally in the election of directors or of which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets upon liquidation or dissolution.

(1)	“Termination Period” means the period of time beginning with a Change in Control and ending on the second anniversary of such Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) Executive’s employment is terminated prior to a Change in Control under circumstances that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (ii) Executive reasonably demonstrates that such termination (or the Good Reason event for which Executive gives notice of termination) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (iii) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then a Change of Control shall be deemed to have occurred on the date immediately prior to the date of such termination of employment or event constituting Good Reason for all purposes of this Agreement. For purposes of determining the timing of payments and benefits to Executive under Section 4 and the required notice period under Section 9(b), the date of the actual Change in Control shall be treated as Executive’s Date of Termination under any of the circumstances described in clauses (i) through (iii) above.

2.	Covenants of the Executive.

(a)	In the event of a tender or exchange offer, proxy contest, or the execution of any agreement that, if consummated, would constitute a Change in Control, Executive agrees not to voluntarily leave the employ of the Company, other than as a result of Disability, Retirement or an event that would constitute Good Reason if a Change in Control had occurred, until the Change Control occurs, or if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

(b)	As a condition precedent to and in consideration of Executive’s receipt of the payments and benefits set forth in this Agreement, Executive agrees to adhere to the terms and conditions set forth in the Executive’s confidentiality and non-competition agreement with the Company.

3.	Term of Agreement. This Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given one year’s written notice of cancellation; provided that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of two years after a Change in Control if such Change in Control occurs prior to the effective date of such cancellation. Notwithstanding anything in this Section 3 to the contrary, this Agreement shall terminate, except as provided in Section 1(l), if Executive or the Company terminates Executive’s employment prior to a Change in Control.

4.	Payments Upon Termination of Employment.

(a)	Qualifying Termination. If the employment of Executive terminates pursuant to a Qualifying Termination during the Termination Period, then the Company shall provide to Executive:

(i)	On the tenth day following the Date of Termination, or if such date is not a business day, on the first business day that is at least ten days, following the Date of Termination, a lump-sum cash amount equal to the sum of (A) the pro rata share of any of Executive’s base salary earned, but not yet paid, through the Date of Termination and any bonus amounts that have become payable, to the extent not theretofore paid or deferred, plus (B) and any accrued vacation pay, in each case to the extent not theretofore paid;

(ii)	On the thirtieth day following the Date of Termination, or if such day is not a business day, on the first business day that is at least ten days following the Date of Termination, a cash amount for projected payments to the Executive under the Company’s incentive programs, equal to the average annual incentive bonus actually paid in the prior two years;

(iii)	On the thirtieth day following the Date of Termination, or if such day is not a business day, on the first business day that is at least thirty days following the Date of Termination, a lump sum cash amount equal to the lesser of (A) product of (1) 2 multiplied by (2) Executive’s annual rate of base salary as in effect immediately prior to the Date of Termination, and (B) the product of (1) 2.99 multiplied by (2) Executive’s “Base Amount,” as defined in Section 280G(b)(3) of the Code.

(iv)

For eighteen months following the Date of Termination, if Executive is eligible for and elects continued health coverage for Executive or for Executive and Executive’s qualified dependents under a group health plan of the Company or an affiliate provided to satisfy the requirements of Section 4980B of the Code (“COBRA Coverage”), the Company will reimburse the Executive for the actual premium charged to Executive for such COBRA Coverage for Executive and each of Executive’s dependents who is a “qualified beneficiary” within the meaning of Section 4980B of the Code. Such reimbursements

(which shall be taxable income to Executive) shall be paid to Executive directly or to the applicable group health plan, as determined by the Company, on or as soon as practicable after each due date for such COBRA Coverage premium. Such reimbursements shall be made on or before December 31 of the second calendar year following the calendar year that includes the Date of Termination.

(v)	For two years following the Date of Termination, the “Company, at the Company’s sole expense, shall provide the Executive with life insurance, long-term disability and accidental death and dismemberment insurance benefits that are substantially the same as the long-term disability and accidental death and dismemberment insurance benefits that were provided to Executive and Executive’s dependents immediately before the Qualifying Termination, except that the health and welfare benefits to which the Executive is entitled under Subsection (iv) and this Subsection (v) will be subject to the Executive’s compliance with the Executive’s confidentiality and non-competition agreement and will be reduced to the extent that comparable health and welfare benefits are received by the Executive from an employer other than the Company during the two year period following the Date of Termination. The fact that the cost of the participation by the Executive, or the Executive’s dependents or beneficiaries, in any health or welfare benefit plan was paid indirectly by the Company, as a reimbursement or a credit to the Executive, before the Qualifying Termination does not mean that the corresponding health and welfare benefits were not “provided to the Executive” by the Company for purposes of this Subsection (v). As used in this subsection, health and welfare benefits shall include: all life insurance, disability insurance, accidental death and dismemberment insurance and health care (medical, dental and prescription drug) coverage.

(vi)	In the second and third calendar years following the Date of Termination, the Company shall make a lump sum cash payment to Executive sufficient to pay in full any federal, state and local income tax and social security or other employment tax on the reimbursements made with respect to Executive pursuant to Subsection (iv) in the immediately preceding calendar year and any additional taxes on such payment such that the net effect to Executive is as if the reimbursements made under Subsection (iv) were made on a tax-free basis.

(b)	Non-Qualifying Termination. If during the Termination Period the employment of Executive terminates other than by reason of a Qualifying Termination, then the Company shall pay to Executive, on the thirtieth day following the Date of Termination, or if such day is not a business day, on the first business day that is at least thirty days following the Date of Termination, the lump-sum cash amount described in Section 4(a)(i). The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and Executive may agree in writing.

(c)	Payments to Specified Employees. Notwithstanding any contrary provision, if the payment is scheduled to be made at the time that the stock of the Company is publicly traded on an established securities market or otherwise and the Executive is a Specified Employee, then no amount shall be paid to the Executive under Subsection (a)(i)-(iii) before the six-month anniversary of the Date of Termination (or, if earlier, the date of death of the Executive) and any amounts that would have been paid prior to the six-month anniversary of the Executive’s Date of Termination shall be accumulated and distributed (together with interest at the applicable federal rate as defined in Section 1274(d) of the Code) upon the six-month anniversary of the Date of Termination, or if such date is not a business day, on the first business day that follows such six- month anniversary; provided, however, if the Executive dies before the six-month anniversary of the Date of Termination, the payment will be made on the first business day following the date the Company has notice of such Executive’s death.

5.	Limitation on Payments by the Company.

(a)	In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or in connection with or contingent upon a Qualifying Termination pursuant to any other agreement, plan or arrangement with the company or any of its subsidiaries (“Other Payments” and, together with the contract Payments, the “Payments”) would be subject to the Excise Tax imposed by section 4999 of the Code, then the Company shall make a payment to the Executive (the “Gross-Up Payment”) such that the net amount of Payments retained by the Executive shall be equal to the amount the Executive would have retained if none of such Payments were subject to the Excise Tax. In particular, the Gross-Up Payment shall be equal to the Excise Tax on the Payment, any interest penalties, or additions to tax payable by the Executive by reason of Executive’s filing income tax returns and making tax payments in a manner consistent with an opinion of tax counsel selected by the Company and reasonably acceptable to the Executive (“Tax Counsel”), and any federal, state and local income tax and Excise Tax upon the payments by the Company to you provided for this Section 5. Such Gross-Up Payment shall be made in a lump sum in the calendar year following the calendar year that includes the Date of Termination. Notwithstanding the foregoing provisions of this Section 5(a), in the event the amount of Payment subject to the Excise Tax exceeds the product (“Parachute Payment Limit”) of 2.99 and the Executive’s applicable “Base Amount” (as such term is defined for purposes of Section 4999 of the Code) by less than ten percent (10%) of the Executive’s annual base salary, (the “Safe Harbor Cap”) the Executive shall be treated as having waived such rights with respect to Payments designated by the Executive to the extent required such that the aggregate amount of Payments subject to the Excise Tax is less than the Parachute Payment Limit.

(b)	Upon a Change in Control, the independent public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) shall determine whether the Payments would be subject to the Excise Tax absent reduction pursuant to Section 5(a) and, if so, shall determine the Safe Harbor Cap; provided, however, that in the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company may appoint another nationally recognized public accounting firm to make such determinations (which accounting firm shall then be referred to as the Accounting Firm). If amounts payable pursuant to Section 4 are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that Executive is not required to report any Excise Tax on Executive’s federal income tax return. All fees, costs and expenses (including without limitation the costs of retaining experts) of the Accounting Firm shall be borne by the Company. Determinations by the Accounting Firm hereunder shall be binding upon the Company and Executive except as provided in Section 5(c) below.

(c)	If it is established, pursuant to a final determination of a court or an Internal Revenue Service (“IRS”) proceeding that has been finally and conclusively resolved, that any amount has been paid to Executive by the Company pursuant to this Agreement in excess of the Safe Harbor Cap, such excess amount shall be deemed for all purposes to be a loan to Executive made on the date Executive received such amount, and Executive shall repay such amount to the Company on demand, together with interest thereon at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt thereof until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Accounting Firm’s determinations pursuant to Section 5(b), it is possible that an amount will not have been paid by the Company hereunder that should have been paid in accordance with Sections 4 and 5(a). In the event that the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return), the IRS or any court determines that this has occurred, the Company shall pay such amount to Executive in a lump sum in the second calendar year following the calendar year that includes the Date of Termination, together with interest thereon at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.

6.	Withholding Taxes. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

7.	Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries, and if Executive’s employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that any termination of Executive’s employment during the Termination Period shall be subject to all of the provisions of this Agreement.

8.	Successors; Binding Agreement.

(a)	This Agreement shall not be terminated by any Business Combination. In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

(b)	The Company agrees that in connection with any Business Combination, it shall cause the Surviving Corporation unconditionally to assume (and any Parent Corporation of the Surviving Corporation to guaranty), by written instrument delivered to Executive (or his beneficiary or estate), all obligations of the Company hereunder. Failure of the Company to obtain such assumption and guaranty, prior to the effectiveness of any such Business Combination that constitutes a Change in Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder.

(c)	This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts would be payable to Executive hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

9.	Notice.

(a)	For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	(Employee Name)
(Employee Address)

If to the Company:	Caraustar Industries, Inc.
P.O. Box 115
5000 Austell Powder Springs Road
Austell, Georgia 30106
Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)	If Executive’s employment is terminated during the Termination Period for any reason other than death, the Company or Executive, as applicable, shall provide to the other written notice of Executive’s Date of Termination. Such notice shall (i) set forth in reasonable detail the facts and circumstances on which such termination is based, (ii) indicate whether such termination is for

Cause, Good Reason or Disability or is other than for Cause, and (iii) specify the Date of Termination, which shall be not less than 15 nor more than 60 days after the giving of such notice except as specified in Section l(e) with respect to Disability or unless, pursuant to Section 1(l), fewer than 15 days remain before the date of the actual Change in Control. The failure by Executive or the Company to set forth in such notice any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

10.	Full Settlement: Resolution of Disputes. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company and any severance plan of the Company. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced as a result of Executive’s obtaining other employment.

11.	Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

12.	Survival. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Agreement), 5 (to the extent that Payments are made to Executive as a result of a Change in Control that occurs during the term of this Agreement), 6, 8(c) and 10 shall survive the termination of this Agreement.

13.	GOVERNING LAW: VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

14.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

15.	Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Michael J. Keough
Michael J. Keough
Its:	President and CEO	(Employee Name)

Dated: December 29, 2006		Dated: